Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
SOLV ENERGY, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

FIRST: The name of the Corporation is SOLV Energy, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, New Castle County, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, $1.00 par value (the “Common Stock”).

FIFTH: The name and mailing address of the incorporator of the Corporation are Eric L. Schondorf, c/o American Securities LLC, 590 Madison Avenue, 38th Floor, New York, NY 10022.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the bylaws of the Corporation.

EIGHTH: The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.

NINTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) of this Article Ninth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) of this Article Ninth shall eliminate or reduce the effect of this paragraph (a) of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 1st day of April, 2025.

By:	/s/ Eric L. Schondorf
Name: Eric L. Schondorf
Title: Incorporator